Exhibit 10

INFINITY PROPERTY AND CASUALTY CORPORATION
PERFORMANCE SHARE AWARD AGREEMENT

Infinity Property and Casualty Corporation (the “Company”), hereby awards to [INSERT NAME] (the “Participant”) _________ Performance Share Units (“Performance Shares”) in accordance with and subject to the terms of the Infinity Property and Casualty Corporation Amended and Restated 2013 Stock Incentive Plan (the “Plan”), a copy of which is attached hereto and made a part hereof, and of this Performance Share Award Agreement (the “Agreement”). All terms and conditions regarding the vesting and conversion of Performance Shares into shares of common stock of the Company are set forth in this Agreement, the Plan and in the Performance Compensation Matrix, attached hereto as Exhibit 1.
1.Performance Measurement. After the end of the three (3) year life of each Performance Measurement Cycle (defined herein), Performance Share Units shall convert to shares of common stock, and each conversion shall be based on a pre-established valuation, calculation and payment schedule (a “Performance Compensation Matrix”). The number of shares of common stock issued in exchange for Performance Share Units shall be based on the achievement of “Performance Component Targets,” which may include combined ratio; growth in gross or net premiums (including growth within one (1) or more specific geographical areas); earnings per share; book value; return measures (including return on equity, capital, invested capital, assets, average assets, sales or revenue); net earnings or net income (before or after taxes); expense management; earnings before or after taxes, interest, depreciation and/or amortization; cash flow; market share (including market share within one (1) or more specific geographical areas); net worth; appreciation in stock price; revenues; favorable comparison to established budgets; customer satisfaction; attainment of strategic and operational initiatives; and personal performance measures, as determined by the Committee.

2.Definitions.
(a)Commencement Date shall mean January 1 of any year in which an award of Performance Share Units is made.
(b)Performance Measurement Cycle shall mean any three (3) year period beginning upon a Commencement Date and ending upon the corresponding Termination Date.
(c)Plan Year shall mean each calendar year within a three (3) year Performance Measurement Cycle beginning on the Commencement Date and ending on the Termination Date.
(d)Termination Date shall mean December 31 of the third calendar year from the Commencement Date.

3.Acceptance by Participant. The receipt of the Performance Shares or any portion thereof is conditioned upon acceptance by the Participant of the terms and conditions of this Agreement and the Plan. Capitalized terms used but not defined herein will have the meaning ascribed to such terms in the Plan.

4.Commencement Date, Term and Results Covered. Each three (3) year Performance Measurement Cycle will commence as of the Commencement Date and terminate on the Termination Date.

5.Conversion and Plan Payouts. The amount of stock distributed under the Plan upon conversion of the Performance Share Units shall be determined under the Performance Compensation Matrix. Interpolation will be used to determine payments for performance results that fall between the points on the Performance Compensation Matrix and any fractional result shall be rounded to the nearest whole number of shares. On the 15th day (or the next following business day) of the third month following the Termination Date, the vested Performance Share Units shall convert to Common Shares and be distributed by the Company to participants.
6.Transferability. Except in the event of Participant’s death, the Performance Shares are non-transferable.

7.No Right to Continued Employment; No Rights as Shareholder. Neither the Plan nor this Agreement shall confer upon the Participant any right to be retained in any position, as an employee, consultant or director of the Company. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate the Participant’s service to the Company at any time, with or without cause. The Participant shall not have any rights as a shareholder with respect to any shares of common stock prior to the date of conversion of the Performance Share Units, pursuant to the terms and conditions of the Plan and Exhibit 1, including, but not limited to, voting or dividend rights.

8.Tax Liability and Withholding. Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Participant's responsibility.

9.General Provisions.
(a)Compliance with Law. No Common Shares shall be issued pursuant to this Agreement unless and until any then applicable requirements of state or federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.
(b)Governing Law. To the extent not preempted by Federal law, this Agreement shall be construed in accordance with and governed by the laws of the State of Ohio without regard to conflict of law principles.
(c)Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Participant or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Participant and the Company.
(d)Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.
(e)Amendment. The Committee may amend, prospectively or retrospectively, the terms of an Award under this Agreement; provided, that, no such amendment is inconsistent with the terms of the Plan or would materially and adversely affect the Participant's rights under this Agreement without the Participant's written consent.
(f)Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the _____ day of _____________________, 20___.
INFINITY PROPERTY AND CASUALTY CORPORATION
By: _____________________
Name: ___________________
Title: ____________________

I hereby accept the award of Performance Shares set forth above in accordance with and subject to the terms and conditions of this Agreement and of the Plan and agree to be bound thereby.

_____________________
Participant